Exhibit 10.6
FORM OF TAX INDEMNIFICATION AGREEMENT
          THIS TAX INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of ____________, 200_, is entered into by and between Thomas Weisel Partners Group, Inc. (the “Company”) and the individuals and entities listed on the signature page hereof (collectively, the “Indemnitees”).
          WHEREAS, each of the Indemnitees is currently or was formerly a member of Thomas Weisel Partners Group LLC (“TWPG”);
          NOW, THEREFORE, the parties agree as follows:
          1. Definitions.
          (a) “Covered Period” means, with respect to an Indemnitee, any taxable year of the Indemnitee for which, as of the date hereof, a taxing authority is not precluded by the applicable statute of limitations from assessing a liability for Tax with respect to a TWPG Item.
          (b) “Increased Taxes” means, with respect to each Indemnitee, an amount, determined by the Company in its sole discretion, equal to the excess of (i) the excess of Taxes payable by the Indemnitee in respect of TWPG Items for all Covered Periods over the Taxes in respect of TWPG Items shown as payable on Returns for all such periods as originally filed (or as amended prior to the date hereof) over (ii) the amount of any Tax benefits (including deductions, credits or refunds) estimated by the Company, in its sole discretion, to be available to such Indemnitee in any period as a result of the increase in Taxes described in clause (i) of this definition; provided, however, that, unless otherwise determined by the Company, in its sole discretion, any adjustments arising from (I) an Indemnitee’s individual circumstances, (II) correlative adjustments resulting from Returns as originally filed and (III) the issuance of any membership interests in TWPG to an Indemnitee, including without limitation any adjustments arising from any difference or perceived difference between the assumed value of such membership interests at the time of issuance and their fair market value at such time, shall not be taken into account in determining Increased Taxes.
          (c) “Return” means any report, information statement or return relating to, or required to be filed in connection with, any Tax.
          (d) “Tax” means any tax, including any interest, penalty or addition to tax, imposed by any U.S. federal, state, local or other government, or any agency or political subdivision thereof.
          (e) “TWPG Item” means, with respect to an Indemnitee, any item of income, gain, loss, deduction, credit or credit recapture directly relating to any activity of TWPG or any Affiliate and required to be reflected in a Return filed by TWPG or any

Affiliate, but only if (i) the item is required to be reflected in a U.S. federal, state or local or other Return filed by such Indemnitee or (ii) such Indemnitee is required to make a Tax payment to any taxing authority in respect of such item.
          2. Indemnity Obligation. (a) The Company hereby agrees to indemnify each Indemnitee against and to pay to, or on behalf of, each Indemnitee an amount equal to such Indemnitee’s Increased Taxes.
          (b) If the Company determines, in its sole discretion, that the initial determination of Increased Taxes was incorrect (whether by reason of a subsequent examination by a taxing authority or otherwise), the Company shall make an additional payment to the Indemnitee or the Indemnitee shall make a payment to the Company equal to the difference between (i) the payment previously made pursuant to Section 2(a) hereof and (ii) the payment that would have been made had such original determination been correct. If more than one payment is to be made pursuant to this Section 2(b), the later payments shall take into account the effect of any prior payments.
          (c) Notwithstanding anything to the contrary contained herein, the Company shall be permitted, but not required, to advance the full amount of Taxes immediately payable by an Indemnitee in circumstances in which the Increased Taxes are less than the initial Tax payment (e.g., because the Tax payment gives rise to a tax benefit in the same or subsequent years). The Company shall be permitted, if it so elects, to charge interest on any advance made pursuant to this Section 2(c) at the applicable U.S. federal rate for the date such advance is made as described in Section 7872(f)(2)(B) of the Internal Revenue Code.
          3. Procedural Matters. (a) The Company (or its designee) shall, at the Company’s expense, represent TWPG, each Affiliate and each Indemnitee in any examination of (or other proceeding relating to) TWPG’s or Affiliate’s Returns for all taxable years and, in the case of an Indemnitee, in any examination of (or other proceeding relating to) the Indemnitee’s Returns for any Covered Period to the extent the examination relates to a TWPG Item with respect to which the Company is required to indemnify the Indemnitee. Each Indemnitee shall, to the extent reasonably requested, promptly cooperate with the Company (or its designee) in such matters including, without limitation, by providing a duly executed Internal Revenue Service Form 2848 (or successor form) or similar form applicable for state, local or other Tax purposes.
          (b) To the extent permitted by law, the Company may make all Tax payments required to be made pursuant to this Agreement directly to the relevant taxing authority on behalf of the Indemnitee and shall promptly notify the Indemnitee that such payments have been made. To the extent the Company does not elect to make such Tax payments directly to the taxing authority, the Company shall either make any required payments to the Indemnitee or deliver to the Indemnitee a check made out in the amount of the required payments payable to the applicable taxing authority, in either case within thirty (30) days of receiving notice that the Indemnitee has paid Increased Taxes.

          (c) To the extent permitted by law, each Indemnitee shall direct the relevant taxing authority to pay any refund in respect of Taxes for any Covered Period directly to the Company and these refunds shall be credited against the Indemnitee’s obligation to make payments to the Company under Sections 2(b), 2(d) and 3(e) (or returned to the Indemnitee if the Indemnitee does not owe any amounts to the Company). The Indemnitee shall notify the Company within thirty (30) days of the receipt by such Indemnitee of a refund of Taxes in respect of any TWPG Item for any Covered Period.
          (d) An Indemnitee will forfeit any right to receive any payments under this Agreement (and promptly refund to the Company any amounts previously paid by the Company to, or on behalf of, such Indemnitee under this Agreement) if such Indemnitee (i) takes any action independent of the Tax Matters Partner (as defined in Section 6231(a)(7) of the Internal Revenue Code) or the Company on any examination or other proceeding in respect of TWPG’s Returns, (ii) takes any position in any Return or other Tax filing inconsistent with the position taken by TWPG or the Company, (iii) fails to cooperate fully with the Company or the Tax Matters Partner in pursuing any contest or other proceeding in respect of Taxes or fails to permit the Company or the Tax Matters Partner to file amended returns on behalf of such Indemnitee, if so requested by the Company, (iv) fails to provide the Company or its designee upon request with a duly executed Internal Revenue Service Form 2848 (or successor form) or similar form applicable for state, local or other Tax purposes or (v) fails to notify the Company of the receipt of a refund of Taxes as required by Section 3(d) hereof.
          (e) Each Indemnitee agrees to promptly and timely file Returns which are required to be filed by such Indemnitee and which include any TWPG Item, and to timely pay the Taxes shown as due on such Returns. To the extent permitted by law, each Indemnitee agrees to report any item on such Returns, and to take positions in any other Tax filings, in a manner consistent with the positions taken by TWPG, the Company or an Affiliate.
          4. Determinations. The Company shall make all determinations necessary to administer this Agreement including, without limitation, determinations of (i) eligibility for payment, (ii) the amount of any payment to be made by the Company and (iii) the amount of any refund to be paid to the Company by an Indemnitee. Any such determinations by the Company shall, absent manifest error, be final, binding and conclusive on the Indemnitee.
          5. Arbitration. (a) Without diminishing the finality and conclusive effect of any determination by the Company of any matter under this Agreement which is provided herein to be determined by the Company, and subject to the provisions of paragraphs (b) and (c) below, any dispute, controversy or claim arising out of or relating to or concerning the provisions of this Agreement shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the NASD or, if the NASD declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

          (b) Notwithstanding the provisions of Section 5(a), and in addition to its right to submit any dispute or controversy to arbitration, the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of this Agreement, or to enforce an arbitration award, and, for the purposes of this Section 5(b), each Indemnitee (i) expressly consents to the application of Section 5(c) to any such action or proceeding, (ii) agrees that proof will not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints the General Counsel of the Company as the Indemnitee’s agent for service of process in connection with any such action or proceeding, who shall promptly advise the Indemnitee of any such service of process.
          (c) (i) THE INDEMNITEE AND THE COMPANY HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO SECTION 5(a) HEREOF. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Indemnitee and the Company acknowledge that the forum designated by this Section 5(c) has a reasonable relation to this Agreement, and to the Indemnitee’s relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 5.
          (i) The agreement of the Indemnitee and the Company as to forum is independent of the law that may be applied in the action, and the Indemnitee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Indemnitee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Indemnitee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in Section 5(c)(i). The Indemnitee and the Company undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 5(c). The Indemnitee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding in any such court shall be conclusive and binding upon the Indemnitee and the Company.
          6. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the following address:

Notice to the Company:
Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, California 94104
Attn.: Director of Taxation
Notice to an Indemnitee:
          At the last address appearing on the Company’s business records.
          7. Indemnitee Addresses. Each Indemnitee hereby agrees to provide prompt notice to the Company of any change in the address and telephone and telecopy numbers of such Indemnitee.
          8. Entire Agreement. This Agreement represents the entire understanding between the Company and each Indemnitee with respect to the subject matter hereof and supersedes all prior negotiations among the parties hereto with respect to such subject matter.
          9. Amendments. The Company will be permitted to amend this Agreement in any respect, so long as such amendment does not materially adversely affect the amount which an Indemnitee is entitled to receive from the Company pursuant to this Agreement.
          10. Miscellaneous. (a) This Agreement shall inure solely to the benefit the Company and its successors and assigns and the Indemnitees and their respective heirs, executors, administrators and successors, and no other person shall acquire or have any right under or by virtue of this Agreement.
          (b) This Agreement will be governed by and construed in accordance with the laws of the State of New York.
          (c) If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
          11. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

          In witness whereof, the Company and each Indemnitee have executed this Agreement as of the day and year first above written.

THOMAS WEISEL PARTNERS GROUP, INC.

By:

Name: Title:

CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM

By:

Name: Title:

NOMURA AMERICA INVESTMENT, INC.

By:

Name: Title:

EACH PERSON LISTED ON ANNEX I HERETO

By:

Name: Title: Attorney-in-Fact

Annex I
List of Other TWPG Members